UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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MASIMO CORPORATION

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On April 1, 2024, Joe Kiani, Chief Executive Officer of Masimo Corporation (the “Company”), participated in a conversation with Liz Claman on “The Claman Countdown”. The following is a transcript of the conversation:

Liz Claman: Tis the season for proxy battles. Masimo stock down at this hour two and a third percent, after coming out swinging at multiple allegations made by an activist investment fund, two of whose members also happened to sit on the health tech company’s board. Quentin Koffey and Michelle Brennan run hedge fund Politan Capital Management and are pushing for two additional seats on Masimo’s board. They hold two already. With this awkward fight now in play, Masimo CEO Joe Kiani joins us now in a Fox Business exclusive. Alright, so you came out swinging this morning with a response. Let’s define coming out swinging. This morning, you detailed a statement refuting several of Politan’s allegations, including the claim that Koffey and Brennan were excluded from board meetings. They say they were. You say what?

Joe Kiani: They were not. In fact, there’s been 11 board meetings in the last nine months since they’ve been on our board, and they have been in every one of them. You know, we held back for a week before we responded because we thought we should put the facts behind our response. In fact, there’s an exhibit attached to our press release that shows everything we gave them and how every one of his claims last Monday were false.

Liz Claman: You know, they also claim that you made the announcement that the company was exploring a separation of the consumer business from the health tech business, the medical business. And you did it on a on a Friday afternoon. You know, it came after being informed that Politan intended to nominate directors, and that makes them concerned.

Joe Kiani: Well, it’s not true. First of all, I went to Quentin, who was the second board member I went to in January, to say, maybe we ought to do a spin. And I’ve come up with a structure that might give both companies the best chance of success the consumer health and the legacy health care business. In fact, he and I agreed to terms that then we went to the board, the rest of the board, and explained to them. He explained it to them. We set up a special committee that he became the chairman of, to look at a couple of the items that were potentially conflicts for me. He selected the bank, he selected the lawyer for the special committee. So for about two months we were talking about the spin. We weren’t talking about him electing new nominees. So on a Friday, finally, when we agreed to do the spin and by the way, after we announced it, the stock went $154 a share, about 15% up post market close. It opened pre-market on Monday at the same price. Then his negative press release came out and the stock ended up closing at 139. Now, here’s a board member. Here’s a board member that has a fiduciary duty to the shareholders putting out negative things that’s hurting stockholders.

Liz Claman: Joe, they have been upset, I’m talking about Koffey and Brennan, about the previous acquisition of Sound United, which was a little expensive, at least from the perception of some of the shareholders, other investors. It was more than $1 billion. And when it went through, you know, you look at the close of the acquisition of Sound United April 12th, 2022. Since then, the stock is down 22%. And you look at since Politan joined in August of 2022, the stock is up, give or take 26%. I mean, I’m looking at the numbers. Sometimes activist investors juice a stock.

Joe Kiani: Well, first of all, we bought the company for one time revenue to give us access to the consumer space. Secondly, unfortunately, what I’ve seen activists are opportunists. They find dislocation of stock and they want to get in and get credit for it. And I’m seeing for myself now nine months witnessing Quentin, he is a well-heeled activist looking out for his own personal gains and career and making moves that are hurtful to stockholders. And if he gets the control of the company, which is what he would get if these two people were to be elected, that he’s proposing, it’s going to hurt not only Masimo shareholders, but patients. Consumers are relying on our innovation.

Liz Claman: Joe, are you saying they want to oust you, the founder who has lots of the patents for especially let’s talk to our viewers about what you do make. You’re famed for that pulse oximeter watch, you took on Apple, and you actually won in the courts because you said it was your technology they were using to check blood oxygen rates. Are you saying that they want to boot you?

Joe Kiani: Yes. After 35 years, I started Masimo from my garage, built it to a $2 billion company worth anytime between $7 billion to $17 billion. Yes, they want to oust me. And I’m the one who invented most of the technology. I’m the one who brought the team together, and I’m the one who has steadily grown shareholder value. They’re going after me now, and they’re going after control of the company. And here’s two individuals that have been chaotic. And, you know, you mentioned the spin. He’s been on the board for nine months. He not one asked me to do the spin. This was an idea that I finally went to him because I found a way that maybe we could do it such that both businesses can thrive.

Liz Claman: And when you say the spin, it means you know you’re possibly going to spin off the consumer business. Joe, we just want to let our viewers know that we have put in a call to Politan. We have asked them, they have a standing invitation just like Joe has, and they have apparently just responded, yes, that they will come on. I’m sorry they have not responded yet. Pardon me. And so we’ll keep everybody posted. But we’re fair and balanced here. But Joe, very appreciative that you came on to talk about this here with us. Thank you.

Joe Kiani: Thanks for having me on your show. Thank you.

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Forward-Looking Statements

This communication includes forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the potential separation of Masimo’s consumer business and the evaluation of Politan’s nominees, as well as other matters related to the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to (i) uncertainties regarding future actions that may be taken by Politan in furtherance of its nomination of director candidates for election at the 2024 Annual Meeting, (ii) the potential cost and management distraction attendant to Politan’s nomination of director nominees at the 2024 Annual Meeting and (iii) factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this communication are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

Additional Information Regarding the 2024 Annual Meeting of Stockholders and Where to Find It

The Company intends to file a proxy statement and GOLD proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING GOLD PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2024 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2023 annual meeting of stockholders under the heading “Ownership of our Stock - Security Ownership of Certain Beneficial Owners and Management” and in Appendix E thereto, filed with the SEC on May 24, 2023, as amended on May 25, 2023, which can be found through the SEC’s website at https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000093755623000095/masi-20230524.htm and https://www.sec.gov/ix?doc=/Archives/edgar/data/937556/000093755623000099/masi-20230525.htm. Changes to the direct or indirect interests of Masimo’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 (filed with the SEC on June 29, 2023, July 6, 2023, November 7, 2023 and January 16, 2024) and Statements of Change in Ownership on Form 4 (filed with the SEC on May 30, 2023, May 31, 2023, June 28, 2023, June 29, 2023, July 6, 2023, December 21, 2023, January 16, 2024 and March 1, 2024), which can be found through the SEC’s website at www.sec.gov. Additional information is available in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023, filed with the SEC on February 28, 2024, available at https://www.sec.gov/Archives/edgar/data/937556/000093755624000018/masi-20231230.htm and the Company’s Current Reports on Form 8-K, filed with the SEC on June 28, 2023, November 7, 2023, January 16, 2024 and February 15, 2024, which can also be found through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of these potential participants, and their direct or indirect interests of the Company, by security holdings or otherwise, will be set forth in the proxy statement for the 2024 Annual Meeting and other materials to be filed with the SEC. These documents, when filed, can be obtained free of charge from the sources indicated above.

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